CONTACT: Mark Kochvar Chief Financial Officer 724.465.4826 800 Philadelphia Street Indiana, PA 15701 mark.kochvar@stbank.com www.stbancorp.com
FOR IMMEDIATE RELEASE

S&T Bancorp, Inc. Increases Dividend by 13.6%

Indiana, Pa. - April 17, 2018 - The Board of Directors of S&T Bancorp, Inc. (S&T) (NASDAQ: STBA), the holding company for S&T Bank with locations in Pennsylvania, Ohio and New York, declared a $0.25 per share cash dividend at its regular meeting held April 16, 2018. This is an increase of 13.6%, or $0.03 per share, compared to a dividend of $0.22 per share declared in the prior quarter.
"We are very pleased to announce a significant increase in the quarterly dividend," said Charles Urtin, chairman of S&T Bancorp, Inc. “The dividend increase reflects our confidence in S&T’s future earnings potential and our strong capital position.”
The annualized yield using the April 16, 2018 closing price of $41.29 is 2.4%. The dividend is payable May 17, 2018 to shareholders of record on May 3, 2018.
About S&T Bancorp, Inc. and S&T Bank
S&T Bancorp, Inc. is a $7.1 billion bank holding company that is headquartered in Indiana, Pa. and trades on the NASDAQ Global Select Market under the symbol STBA. Its principal subsidiary, S&T Bank, was established in 1902, and operates locations in Pennsylvania, Ohio and New York. For more information visit www.stbancorp.com or www.stbank.com.